UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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MARKET VECTORS ETF TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Market Vectors China ETF (ticker: PEK)

335 Madison Avenue
19th Floor
New York, NY 10017

We recently sent you proxy materials regarding a Special Meeting of Shareholders scheduled to be held on July 31, 2012 at 10:30 a.m., Eastern time. Our records indicate that we have not yet received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. You and all other Fund shareholders will benefit from your cooperation.

The Board of Trustees recommends a vote “FOR” the proposal to approve reliance upon an order from the Securities and Exchange Commission that would permit Van Eck Associates Corporation to enter into new sub-advisory agreements with unaffiliated sub-advisers, all as detailed in your proxy statement. A copy of the proxy statement is available at http://www.vaneck.com/funds/PEK.aspx or by calling the toll free number shown below.

1-800-628-8528

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the July 31, 2012 Special Meeting of Shareholders.	Market Vectors China ETF (ticker: PEK) has made it very easy for you to vote. Choose one of the following methods:

	●	Speak to a live proxy specialist by calling 1-800-628-8528. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

	●	Log on to the website noted on your proxy card, enter your control number printed on the proxy card, and vote by following the on-screen prompts.

	●	Call the phone number on your proxy card, enter the control number printed on the proxy card, and follow the touchtone prompts.

Voting takes only a few minutes. Thank you for your participation in this important matter.	●	Mail in your signed proxy card in the envelope provided.
VE-ETF-R